UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 3)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

DT Cloud Acquisition Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

Cloud Acquisition Corporation (“DT Cloud,” “Company,” “we,” “us” or “our”) is filing these definitive additional proxy materials (“Supplement No. 3”) with respect to the definitive proxy statement filed by DT Cloud with the Securities and Exchange Commission (the “SEC”) on January 27, 2025 and amended and supplemented on February 4 and 14, 2025 (the “Definitive Proxy Statement”), for the Extraordinary General Meeting of shareholders of DT Cloud originally scheduled for February 18, 2025 and postponed to February 21, 2025, in order to amend the date when the Amended Monthly Extension Fee will become operative. Other than as indicated herein, no other changes have been made to the original Definitive Proxy Statement or the proxy card as originally filed and mailed. Any references to the “Definitive Proxy Statement” are to the Definitive Proxy Statement as amended and supplemented by the Supplement No. 2 and No. 3 and all the filed additional proxy statement supplements as indicated above.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. In addition, stockholders who have already submitted a redemption request with respect to the shares held by them may withdraw such request by contacting our Transfer Agent. If you would like to change or revoke your prior vote on any proposal, or reverse a redemption request, please refer to the Definitive Proxy Statement for additional information on how to do so.

If you have already submitted a proxy and do not wish to change your vote, you need not take any further action. If you have submitted a proxy and wish to change your vote, you may revoke your proxy at any time before it is exercised at the Extraordinary General Meeting as provided in the Definitive Proxy Statement. Please note, however, that if your shares are held in street name by a broker or other nominee and you wish to revoke a proxy, you must contact the broker or nominee to revoke any prior voting instructions.

This Supplement No. 3 is not complete without, and may not be utilized except in connection with, the Definitive Proxy Statement, including any supplements and amendments thereto. You should read carefully and in their entirety this Supplement No. 3 and the Definitive Proxy Statement and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” on page 11 of the Definitive Proxy Statement dated January 27, 2025.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

The following supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. To the extent the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, as amended and supplemented, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement, as amended and supplemented. The terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

SUPPLEMENT NO. 3, DATED FEBRUARY 19, 2025

(TO THE PROXY STAEMENT OF DT CLOUD ACQUISITION CORPORATION DATED JANUARY 27, 2025, AS AMENDED AND SUPPLEMENTED ON FEBRUARY 4 and 14, 2025)

SUPPLEMENT TO THE PROXY STATEMENT

This supplement to the Definitive Proxy Statement (the “Supplement”) supplements, updates and amends the Definitive Proxy Statement of the Company filed with the SEC on January 27, 2025, as amended and supplemented, relating to the extraordinary general meeting of the Company. The following supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.

1.	The date when the Amended Monthly Extension Fee will become operative has been amended from March 23, 2025 to February 23, 2025. As such, all the disclosure in the Proxy Statement relating to such date is hereby amended and restated as follows:

The Amended Monthly Extension Fee, if and to the extent approved at the Extraordinary General Meeting, will become operative for the Monthly Extension Fee beginning on February 23, 2025, and the 23rd of each succeeding month until the earlier of the closing of an initial business combination or February 23, 2026 (“Proposal 1” or “Extension Fee Reduction Proposal”).

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If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If stockholders who have already submitted a redemption request with respect to the shares held by them may reverse such request by contacting Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, NY 10004-1561.

This Supplement should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Except as specifically amended by this Supplement, all information in the Definitive Proxy Statement remains unchanged and the Definitive Proxy Statement continues to be in full force and effect as originally filed. From and after the date of this Supplement, any references to the “Definitive Proxy Statement” or “Proxy Statement” are to the Definitive Proxy Statement as amended and supplemented by this Supplement. If you have already submitted a proxy and do not wish to change your vote, you need not take any further action. If you have submitted a proxy and wish to change your vote, you may revoke your proxy at any time before it is exercised at the Extraordinary General Meeting as provided in the Definitive Proxy Statement. Please note, however, that if your shares are held in street name by a broker or other nominee and you wish to revoke a proxy, you must contact the broker or nominee to revoke any prior voting instructions.

This Proxy Supplement is dated February 19, 2025